EXHIBIT 4.4
                                AMENDMENT TO

                     THE PROMUS COMPANIES INCORPORATED

                            AMENDED AND RESTATED

                        SAVINGS AND RETIREMENT PLAN

            Pursuant to Section 11 of The Promus Companies Incorporated Savings and Retirement Plan (the "Plan"), The Promus Companies
Incorporated, a Delaware corporation, hereby adopts this First Amendment to the Plan, effective upon the consummation of the spin-off of the hotel business of this corporation into a new corporation.


            1. Section 2.32 of the Plan shall be amended to read in its entirety as follows:

                2.32  Plan means The Harrah's Entertainment Savings and
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                Retirement Plan, as set forth herein.

            2. Section 2.38 of the Plan shall be amended to read in its entirety as follows:

                2.38  Stock means the common stock of the Company or of an
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                Affiliate, as the Administrator shall determine.

            3. Section 6.4(a) of the Plan shall be amended to read in its entirety as follows:

                (a) Valuation.
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                (i) Subject to the special valuation rules set forth in
                subsections (ii) and (iii), Stock in Investment Fund III and Investment Fund V shall be initially valued at the purchase price paid by the Trust and thereafter shall be valued at its most recent closing price on the New York Stock Exchange as of the Valuation Date.

                (ii) If Stock ceases to be publicly traded or if it is being valued in connection with a transaction between the Plan and a "party in interest" (as defined in ERISA section 3(14)) or a "disqualified person" (as defined in
                Section 4975(e)(2) of the Code) or in connection with an extraordinary transaction or event, its value shall be determined by the Trustee in good faith based on all relevant factors.

                (iii) In the case of Stock acquired with an Exempt Loan the following special valuation rules shall apply:

                     a.  For purposes of valuing such Stock in any
                     -
                     transaction between the Plan and any
                     "disqualified person" as that term is defined in Code Section 4975(e)(2), fair market value shall be determined in good faith by the Administrator in accordance with Section 3(18) of ERISA.

                     b.  For purposes of a Participant's exercise of his
                     -
                     put option rights (if applicable) under Section 9.7, such Stock shall be valued as of the end of the most recent Plan Year.

                (iv) Notwithstanding the foregoing provisions, in all cases the valuation provisions of this Section, including the selection of a Valuation Date for any purpose under this Plan, shall be interpreted and applied in a manner

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                consistent with the applicable requirements under Code
                Sections 409 and 4975(e)(7), the Treasury Regulations issued thereunder, Treasury Regulation Section
                54.4975-11(d)(5) and the fiduciary requirements of ERISA, and any related or successor statutes or regulations, that must be satisfied in order to qualify for the prohibited transaction exemption under Code Section 4975(d)(3) or any other relevant prohibited transaction exemption. In this connection, all valuations of Stock contributed to or acquired by the Plan which at the time of such valuation is not readily tradable on an established securities market within the meaning of Code Section 401(a)(28) shall be made by an independent appraiser (within the meaning of Code
                Section 170(a)(1)), whose name shall be reported to the Internal Revenue Service.

            6. The first paragraph of Section 15.2 of the Plan shall be amended to read in its entirety as follows:

                15.2  Withdrawal from the Plan.  An Employer or Division
                      -------------------------
may withdraw from, or otherwise cease to participate in, the Plan by giving the Trustees 30 days written notice of its intention to do so, in which event the Trustees shall, as promptly as is practicable, provide for the withdrawal or segregation of the share of the assets in the Fund attributable to the Participants of that Employer or Division and, if such Employer or Division so requests, the former Participants of such Employer or Division; provided, however, that the Trustees, in their sole and absolute discretion, may waive the 30-day notice requirement. The amount of such pro rata share shall be the net value of the Fund attributable to the Participants and, if applicable, the former Participants of that Employer or Division, determined as of the latest Valuation Date. The Trustees shall select the assets of the Fund to be withdrawn or segregated in such amount.

                                 *  *  *  *
            I hereby certify that the foregoing amendment to the Plan was duly adopted by the Board of Directors of The Promus Companies Incorporated as of April 5, 1995.

            Executed as of this 26th day of May, 1995.



                                    /s/ NEIL F. BARNHART
                                   ----------------------------------------
                                             Neil F. Barnhart
                                              Vice President






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